Exhibit 10.6

RACKABLE SYSTEMS, INC.

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) dated September 19, 2007 (the “Effective Date”) is executed by and between Rackable Systems, Inc., a Delaware corporation (the “Company”) and Maurice Leibenstern (the “Executive”). The Company and the Executive are each individually referred to in this Amendment as a “Party” and are collectively referred to in this Amendment as the “Parties.”

RECITALS

A. Executive and the Company are parties to an Employment Agreement, dated August 22, 2007 (the “Employment Agreement”), which outlines the general terms of employment for the Executive.

B. Pursuant to this Amendment and effective immediately upon the Parties’ mutual execution and delivery of this Amendment, the Parties desire to amend the Employment Agreement as follows.

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Amendment, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1. Amendment to Employment Agreement. The Parties agree that upon the Effective Date of this Amendment, the Employment Agreement will be amended as follows:

1.1 Paragraph 2 entitled “COMPENSATION,” subparagraph (b) entitled “Performance Bonus” is hereby amended to delete the sentence stating: “The bonus payment shall be earned upon the fulfillment of Targets and is payable within a reasonable period of time, not to exceed thirty (30) days from the date the Compensation Committee concludes that Targets have been fulfilled. This section also is hereby amended to delete the penultimate sentence, and replace it with the following:

“The Company will determine in its sole discretion whether the performance targets have been achieved, whether you have earned a bonus, and the amount of any earned bonus.”

1.2 Paragraph 8 entitled “DEFINITIONS,” subparagraph (a) entitled “Definition of ‘Cause,’” subsection (i) is hereby deleted, and replaced with the following:

“(i) the indictment or conviction for any felony, or conviction of any other crime which involves moral turpitude;”.

In addition, subsection (iv) is hereby amended to delete the following parenthetical statement: “defined as conduct or a failure to act that is so reckless that it demonstrates a substantial lack of concern for whether an injury will result.”

1.3 Paragraph 9 entitled, “CHANGE IN CONTROL SEVERANCE BENEFITS” is hereby deleted and replaced in its entirety with the following:

“8. CHANGE IN CONTROL SEVERANCE BENEFITS. If, within 12 months following a Change in Control, your employment is terminated by the Company without Cause, or by you for Good Reason; and if you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”); then in lieu of any Severance Benefits set forth in Section 10 herein, you shall be entitled to receive the following severance benefits (the “Change in Control Severance Benefits”):

a.	The vesting of all unvested stock options and all unvested grants of restricted stock herein referred to and any subsequent grants of stock options, restricted stock or any other stock awards in future plans, shall accelerate in such amount equal to the number of shares that would vest over an additional twenty-four (24) month period as if you have continued to be an employee of the Company for an additional twenty-four (24) months following your termination;

b.	You will be eligible to receive severance pay in the total amount equal to the sum of twelve (12) months of your base salary in effect as of the employment termination date. For purposes of this Section 9(b), “base salary” as used herein does not include any annual performance bonus or any other bonus payment. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-four (24) equal installments over a period of twelve (12) months, with such payments made on the Company’s normal payroll schedule; and

c.	If you timely elect and continue to remain eligible for continued group health insurance coverage under federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for twelve (12) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer within twelve (12) months of your employment termination date.”

1.4 Except as amended herein, the Employment Agreement shall remain in full force and effect without modification thereto. In the event of a conflict between the provisions of this Amendment and those of the Employment Agreement, the parties agree that this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

RACKABLE SYSTEMS, INC.		MAURICE LEIBENSTERN

By:	/s/ Mark J. Barrenechea	By:	/s/ Maurice Leibenstern
Name:	Mark J. Barrenechea	Name:	Maurice Leibenstern
Title:	CEO	Title:	SVP, GC & Corp. Secretary

Signature Date: September 19, 2007		Signature Date: September 19, 2007